 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stonegate Mortgage Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-192715 and 333-191047) on Form S-1 and the registration statements (Nos. 333-192554, 333-192556, and 333-192557) on Form S-8 of Stonegate Mortgage Corporation of our report dated March 14, 2014, with respect to the consolidated balance sheet of Stonegate Mortgage Corporation and subsidiaries as of December 31, 2013, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2013 Annual Report on Form 10-K of Stonegate Mortgage Corporation.
/s/ KPMG LLP
Indianapolis, Indiana
March 14, 2014